THE PHOENIX EDGE SERIES FUND
                         RESULTS OF SHAREHOLDER MEETING
                                   (UNAUDITED)


Special meetings of Shareholders of The Phoenix Edge Series
Fund were held on January 27, 2003 and February 14, 2003 to approve the following matters:

1. 	To consider and act upon a proposal to approve the
Agreement and Plan of Reorganization, dated February 7,
2003, and the transactions it contemplates, including (a) the transfer of all of the assets of the Phoenix-Aberdeen
New Asia Series (the "Merging Series") to the Phoenix-
Aberdeen International Series (the "Surviving Series"), another series of The Phoenix Edge Series Fund, in exchange solely for shares of the Surviving Series and the assumption by the Surviving Series of all known liabilities of the Merging Series and (b) the distribution of the shares of the Surviving Series so received to shareholders of the Merging Series in complete liquidation of the Merging Series. This meeting was held on January 27, 2003.


  2. To consider and act upon a proposal to approve the Agreement and Plan of Reorganization, dated February 14,
2003, and the transactions it contemplates, including (a) the transfer of all of the assets of the Phoenix-MFS
Investors Growth Stock Series (the "Phoenix-MFS Investors
Growth Stock Series") to the Phoenix-Janus Growth Series
(the "Surviving Series"), another series of the Trust, in exchange solely for shares of the Surviving Series and the assumption by the Surviving Series of all known liabilities of the Phoenix-MFS Investors Growth Stock
Series, and (b) the distribution of the shares of the Surviving Series so received to shareholders of the Phoenix-MFS Investors Growth Stock Series in
       complete liquidation of the Phoenix-MFS Investors
Growth Stock Series.  This meeting was held on February
14, 2003.

3. To consider and act upon a proposal to approve the Agreement and Plan of Reorganization, dated February 14,
2003, and the transactions it contemplates, including (a) the transfer of all of the assets of the Phoenix-Van
Kampen Focus Equity Series (the "Phoenix-Van Kampen Focus
Equity Series") to the Phoenix-Janus Growth Series (the
"Surviving Series"), another series of the Trust, in exchange solely for shares of the Surviving Series and the assumption by the Surviving Series of all known liabilities of the Phoenix-Van Kampen Focus Equity
Series, and (b) the distribution of the shares of the Surviving Series so received to shareholders of the Phoenix-Van Kampen Focus Equity Series in complete liquidation of the Phoenix-Van Kampen Focus Equity
Series. This meeting was held on February 14, 2003.

On the record date of November 9, 2002 (for item 1. above), and December 20, 2002 (for items 2. And 3. above), the shares outstanding and percentage of the shares outstanding and entitled to vote that were present by proxy were as follows:

                                                            PERCENTAGE
                                              SHARES           PRESENT
SERIES                                     OUTSTANDING        BY PROXY

Phoenix-Aberdeen New Asia Series             1,874,674          100%
Phoenix-MFS Investors Growth Stock Series      725,847          100%
Phoenix-Van Kampen Focus Equity Series       1,160,346          100%


NUMBER OF VOTES

                                                 FOR     AGAINST  ABSTAIN
1.Approve Agreement and Plan of Reorganization 1,668,829  48,816  157,029
2.Approve Agreement and Plan of Reorganization   688,271   6,140   31,436
3.Approve Agreement and Plan of Reorganization   932,104  70,087  158,155